UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 23, 2006

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 23, 2006, Fieldstone Mortgage Investment Corporation (“FMIC”), a wholly owned subsidiary of Fieldstone Investment Corporation (the “Company”), closed a securitization and the related offering of approximately $926.9 million of notes by Fieldstone Mortgage Investment Trust, 2006-1 (the “Trust”).  The securitization involved the issuance of three classes of senior notes and eleven classes of subordinated notes.  The Company retained the Class M10 and M11 notes, which collectively represents approximately $22.9 million in principal amount.  The securitization is structured as an on balance sheet financing.  The notes not retained by the Company are treated as debt for both tax and financial reporting purposes.  All of the notes represent obligations of the Trust.

The securitization features credit enhancement in the form of excess interest (including net swap receipts under an interest rate swap agreement), overcollateralization, and subordination. The initial level of overcollateralization for the notes is approximately $6.1 million. In addition, the Company has made certain representations and warranties concerning the mortgage loans securing the notes. In the event of a breach of a representation or warranty with respect to a mortgage loan, the Company may be required either to repurchase such mortgage loan from the Trust or, under certain circumstances, to substitute a mortgage loan having characteristics substantially similar to the mortgage loan subject to the breach of the representation or warranty.

A copy of the press release announcing this securitization transaction is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

99.1	Press release dated March 23, 2006 announcing a $926.9 million asset-backed securitization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: March 28, 2006	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer